Exhibit 99.1

   SUPERVALU REPORTS SECOND QUARTER RESULTS; QUARTER INCLUDES CHARGES OF $0.31
       PER DILUTED SHARE RELATED TO THE PLAN TO SELL 20 PITTSBURGH STORES,
                    GROWTH INITIATIVES AND HURRICANE KATRINA

                   COMPANY ALSO UPDATES FULL YEAR GUIDANCE

    MINNEAPOLIS, Oct. 17 /PRNewswire-FirstCall/ -- SUPERVALU INC. (NYSE: SVU) today reported results for the second quarter of fiscal 2006, which ended September 10, 2005. The company reported net sales of $4.6 billion compared to $4.5 billion last year, net earnings of $33.8 million compared to $78.5 million, basic earnings per share of $0.25 compared to $0.58, and diluted earnings per share of $0.24 compared to $0.55. Second quarter results include net after tax charges of approximately $45 million or $0.31 per diluted share related to the plan to sell 20 Pittsburgh stores, start-up costs related to growth initiatives and the losses incurred from Hurricane Katrina.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "We are pleased that when excluding the charges in the quarter, we matched last year's record second quarter earnings per share performance, despite the soft sales environment. As the impact of higher fuel prices continues to unfold across the consumer spending landscape, we are refining our merchandising programs across our network to improve sales performance. In addition, our supply chain services operation continues its progress with next generation strategies including supply chain technology investments, W. Newell & Co. produce and third party logistics. We are confident that these programs lay the groundwork for sales improvement."

    Second quarter results include charges of approximately $0.31 per diluted share which is comprised of $0.25 related to the previously announced plan to sell 20 Pittsburgh stores, $0.04 related to the previously disclosed start-up costs for growth initiatives and $0.02 from losses incurred from Hurricane Katrina.

    For the first 28 weeks of fiscal 2006, the company reported net sales of $10.5 billion compared to $10.4 billion last year, net earnings of $125.0 million compared to $227.9 million last year, basic earnings per share of $0.92 compared to $1.68 last year, and diluted earnings per share of $0.88 compared to $1.60 last year. Results for the first 28 weeks of fiscal 2006 includes charges of $0.33 per diluted share related to the plan to sell 20 Pittsburgh stores, start-up costs related to growth initiatives and losses incurred from Hurricane Katrina. Results for the first 28 weeks of fiscal 2005 includes a net after tax gain of $68.3 million or $0.47 per diluted share from the sale of the company's minority interest in WinCo Foods, Inc.

    Segment Results

    Retail Food Segment -- Second quarter retail net sales were $2.5 billion, flat with last year's second quarter. Sales performance reflects new store openings substantially offset by the impact of higher store closings, primarily at Save-A-Lot, as well as a more competitive retail environment. Comparable store sales growth for the quarter was negative 1.6 percent, including flat comparable store sales at company-operated Save-A-Lot stores. When adjusted for planned in-market store expansion, second quarter comparable store sales were negative 1.1 percent. Save-A-Lot licensed stores continued to experience sales softness. As a result of the plan to sell 20 Pittsburgh stores, these stores have been excluded from the comparable store sales calculation. Total retail square footage, including licensed stores, increased by approximately 3.0 percent from last year's second quarter, with Save-A-Lot's total square footage increasing by approximately 3.4 percent.

    Reported retail operating earnings for the second quarter were $39.0 million compared to $105.3 million in last year's second quarter. Fiscal 2006 second quarter results include charges of approximately $57 million pretax related to the plan to sell 20 Pittsburgh stores and approximately $5 million pretax related to losses incurred from Hurricane Katrina for property damage, primarily at Save-A-Lot locations in Louisiana. Reported operating earnings as a percent of sales were 1.6 percent compared to 4.3 percent in last year's second quarter, primarily reflecting the impact of the charges related to the plan to sell 20 Pittsburgh stores and Hurricane Katrina. Also impacting results were higher expenses and soft sales. Exclusive of these charges, retail operating earnings as a percent of sales were 4.1 percent, 10 basis points higher than the first quarter run rate of 4.0 percent.

    New store activity since last year's second quarter, including licensed stores, resulted in 79 new stores, opened and acquired, and 39 store closings for a total of 40 net new store openings. During the last 12 months, new store openings include 69 extreme value stores, and 10 regional banner stores. Store closings for the last 12 months include 36 extreme value stores and 3 regional banner stores. As of September 10, 2005, Save-A-Lot, including licensed stores, operated 1,285 stores, of which 489 stores were combination stores compared to 384 combination stores at the end of last year's second quarter.

    For the first 28 weeks of fiscal 2006, SUPERVALU's retail segment reported net sales of $5.6 billion, flat with last year and operating earnings of $166.5 million, compared to $234.1 million last year. Fiscal 2006 operating earnings include pretax charges of approximately $62 million related to the plan to sell 20 Pittsburgh stores and losses incurred from the impact of Hurricane Katrina.

    Supply Chain Services Segment -- Second quarter net sales for supply chain services were $2.1 billion, an increase of 2.8 percent from last year's second quarter. The sales increase primarily reflects the recently acquired third-party logistics service business and new business growth that offset customer attrition.

    Reported supply chain services operating earnings for the second quarter were $47.7 million compared to $52.7 million in last year's second quarter. Reported operating earnings as a percent of sales were 2.3 percent compared to
2.6 percent in last year's second quarter, primarily reflecting approximately $10 million pretax of start-up costs associated with technology investments and new produce initiatives. Excluding these start-up costs, operating earnings as a percent of sales was 2.7 percent, up 10 basis points from last year's record second quarter margin of 2.6 percent, primarily reflecting the higher margin third-party logistics service business.

    For the first 28 weeks of fiscal 2006, SUPERVALU's supply chain services segment reported net sales of $4.9 billion, compared to $4.8 billion last year and operating earnings of $119.1 million, compared to $115.6 million last year.

    Outlook

    SUPERVALU's fiscal 2006 outlook includes business assumptions, such as:

    * Consumer spending will continue to be pressured by higher fuel prices and modest food inflation;
    * Comparable store sales, when adjusted for planned in-market store expansion, are projected to be flat for the remainder of the year;
    * Store development plans, including licensee stores, are projected to be approximately 65 to 75 extreme value stores and approximately 10 to 12 new regional banner stores. Regional banner major and minor remodels are estimated at approximately 40 stores. Total store closings for the year are projected to be approximately 52 stores, primarily Save-A-Lot stores as well as the stores associated with the plan to sell 20 Pittsburgh stores;

    * Sales attrition in the traditional food distribution business will approximate the historical range of two to four percent for the remainder of the year when excluding the cycling of a large customer transition to another supplier in fiscal 2005;
    * Total capital spending is projected to be approximately $450 to $475 million, including approximately $50 million in capital leases, a reduction from earlier guidance as new store spending will shift to fiscal 2007;
    *   The fiscal 2006 effective tax rate is estimated to be 37 percent;
    * Zero Zone, a refrigeration case and system manufacturer, will be divested in fiscal 2006 as it is non-core to the company's food retail and supply chain service businesses. Zero Zone was acquired February 7, 2005, in conjunction with the company's acquisition of Total Logistics, Inc.; and
    * Additional costs associated with the plan to sell 20 Pittsburgh stores in the second half of fiscal 2006 will be approximately $0.05 per diluted share.

    SUPERVALU's fiscal 2006 outlook for basic earnings per share is a range of $1.97 to $2.07 and a diluted earnings per share range of $1.88 to $1.98. Both the basic and diluted earnings per share ranges include charges of $0.41 per share related to the plan to sell 20 Pittsburgh stores, start-up costs related to growth initiatives and the losses incurred from Hurricane Katrina. Fiscal 2005 diluted earnings per share was $2.71 which includes a $0.47 per diluted share gain on the sale of WinCo.

    Noddle added, "We are confident that the many initiatives we have underway will be strong contributors to our future progress. We remain committed to achieving our new 18 percent long term return on invested capital goal."

    Other Items

    General corporate expense for the second quarter was $8.1 million compared to $3.6 million last year reflecting a $7.6 million favorable litigation settlement in the prior year. Net interest expense during the second quarter was $24.0 million compared to $23.9 million last year.

    Cash on hand at the end of the second quarter was $753 million, up from $464 million at fiscal year end, reflecting cash flow from operations, timing of capital spending projects and normal seasonal cash build. The effective tax rate for the second quarter was 37 percent.

    Capital spending during the quarter was $62.7 million, primarily funding retail store expansion and store remodeling.

    Total debt to capital was 38.9 percent at the end of the second quarter compared to 40.1 percent at fiscal 2005 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding in the quarter were 145.9 million shares reflecting the 7.8 million shares under the company's outstanding contingently convertible debentures. As of September 10, 2005, SUPERVALU had 136.2 million shares outstanding.

    A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://www.supervalu.com. An archive of the call is accessible via telephone by dialing (630) 652-3041 with passcode 12862212 and through the company's Web site at http://www.supervalu.com. The conference call archive will be available through October 31, 2005.

    As of September 10, 2005 SUPERVALU's retail store network consists of 1,553 stores in 40 states, including 1,285 extreme value stores -- 286 corporate-owned Save-A-Lot stores, 861 licensed Save-A-Lot stores, and 138 Deals stores; 268 regional banner stores including Cub Foods, Shop 'n Save, Shoppers Food & Pharmacy, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores. SUPERVALU serves as primary supplier to approximately 2,250 stores and SUPERVALU's own regional banner store network of 268 stores.

    Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,553 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has approximately 57,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

    The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the company's ability to dispose of its Pittsburgh stores as planned, the impact of natural disasters on local and regional markets, transportation systems and the company's customers, the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's supply chain services operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food and fuel price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the supply chain services business and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                            Second Quarter (12 weeks) ended
                                           ---------------------------------
                                           Sept. 10, 2005     Sept. 11, 2004
                                           --------------     --------------
                                                     (unaudited)
  Net sales

  Retail Food                              $    2,446,058     $    2,435,174
     % of total                                      53.7%              54.3%

  Supply Chain Services                         2,110,160          2,051,789
     % of total                                      46.3%              45.7%

  Total net sales                          $    4,556,218     $    4,486,963
                                                    100.0%             100.0%
  Earnings

  Retail Food operating earnings           $       39,001     $      105,264
     % of sales                                       1.6%               4.3%

  Supply Chain Services operating
   earnings                                        47,689             52,749
     % of sales                                       2.3%               2.6%

  Subtotal                                         86,690            158,013
     % of sales                                       1.9%               3.5%

  General corporate expense                        (8,080)            (3,597)

  Restructure and other charges                      (984)            (5,861)

  Total operating earnings                         77,626            148,555
     % of sales                                       1.7%               3.3%

  Interest expense, net                           (24,018)           (23,895)

  Earnings before income taxes                     53,608            124,660

  Income tax expense                              (19,835)           (46,124)

  Net earnings                             $       33,773     $       78,536

NOTE 1:
  Pretax LIFO expense                      $        2,595     $        3,844

NOTE 2:
  Pretax depreciation and
   amortization
     Retail Food Segment                   $       50,668     $       47,433
     Supply Chain Services Segment                 21,971             22,449
     General Corporate                                346                 95
     Total Company                         $       72,985     $       69,977

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                             Year-to-date (28 weeks) ended
                                           ---------------------------------
                                           Sept. 10, 2005     Sept. 11, 2004
                                           --------------     --------------
                                                     (unaudited)
  Net sales

  Retail Food                              $    5,630,586     $    5,565,370
     % of total                                      53.5%              53.5%

  Supply Chain Services                         4,897,922          4,832,242
     % of total                                      46.5%              46.5%

  Total net sales                          $   10,528,508     $   10,397,612
                                                    100.0%             100.0%
  Earnings

  Retail Food operating earnings           $      166,541     $      234,061
     % of sales                                       3.0%               4.2%

  Supply Chain Services operating
   earnings                                       119,045            115,648
     % of sales                                       2.4%               2.4%

  Subtotal                                        285,586            349,709
     % of sales                                       2.7%               3.4%

  General corporate expense                       (25,133)           (23,932)

  Gain on sale of WinCo Foods, Inc.                     -            109,238

  Restructure and other charges                    (1,170)            (6,140)

  Total operating earnings                        259,283            428,875
     % of sales                                       2.5%               4.1%

  Interest expense, net                           (60,910)           (66,187)

  Earnings before income taxes                    198,373            362,688

  Income tax expense                              (73,398)          (134,741)

  Net earnings                             $      124,975     $      227,947

NOTE 1:
  Pretax LIFO expense                      $        4,254     $        5,644

NOTE 2:
  Pretax depreciation and
   amortization
     Retail Food Segment                   $      114,756     $      108,948
     Supply Chain Services Segment                 51,938             53,553
     General Corporate                                455                471
     Total Company                         $      167,149     $      162,972

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                   Second Quarter (12 weeks) ended
                                    --------------------------------------------------------------
                                      Sept. 10,         % of           Sept. 11,         % of
                                        2005            sales            2004            sales
                                    -------------   -------------    -------------   -------------
                                                              (unaudited)
Net sales                           $   4,556,218           100.0%   $   4,486,963           100.0%

Costs and expenses:

   Cost of sales                        3,895,230            85.5%       3,831,825            85.4%
   Selling and administrative
    expenses                              582,378            12.8%         500,722            11.2%
   Restructure and other charges              984             0.0%           5,861             0.1%
   Interest expense, net                   24,018             0.5%          23,895             0.5%

            Total costs and
             expenses                   4,502,610            98.8%       4,362,303            97.2%

Earnings before income taxes               53,608             1.2%         124,660             2.8%

Income tax expense                         19,835             0.5%          46,124             1.0%

Net earnings                        $      33,773             0.7%   $      78,536             1.8%

Net earnings per common share -
 basic                              $        0.25                    $        0.58

Net earnings per common share -
 diluted                            $        0.24                    $        0.55

Weighted average number of
 common shares outstanding

         Basic                            136,125                          135,230
         Diluted                          145,948                          144,888

Dividends declared per common
 share                              $      0.1625                    $      0.1525

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                    Year-to-date (28 weeks) ended
                                    --------------------------------------------------------------
                                      Sept. 10,         % of           Sept. 11,         % of
                                        2005            sales            2004            sales
                                    -------------   -------------    -------------   -------------
                                                              (unaudited)
Net sales                           $  10,528,508           100.0%   $  10,397,612           100.0%

Costs and expenses:

   Cost of sales                        8,997,969            85.5%       8,897,437            85.6%
   Selling and administrative
    expenses                            1,270,086            12.1%       1,174,398            11.3%
   Gain on sale WinCo Foods,
    Inc                                         -             0.0%        (109,238)            1.1%
   Restructure and other
    charges                                 1,170             0.0%           6,140             0.1%
   Interest expense, net                   60,910             0.5%          66,187             0.6%

            Total costs and
             expenses                  10,330,135            98.1%      10,034,924            96.5%

Earnings before income taxes              198,373             1.9%         362,688             3.5%

Income tax expense                         73,398             0.7%         134,741             1.3%

Net earnings                        $     124,975             1.2%   $     227,947             2.2%

Net earnings per common share
 - basic                            $        0.92                    $        1.68

Net earnings per common share
 - diluted                          $        0.88                    $        1.60

Weighted average number of
 common shares outstanding

         Basic                            135,924                          135,238
         Diluted                          145,743                          145,168

Dividends declared per common
 share                              $      0.3150                    $      0.2975

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries
(In thousands)
                                           Second Quarter         Fiscal
                                             (unaudited)         Year End
                                              Sept. 10,        February 26,
                                                2005               2005
                                           --------------     --------------
Assets
Current Assets
    Cash and cash equivalents              $      753,456     $      463,915
    Receivables, net                              470,086            464,249
    Inventories, net                            1,028,773          1,032,034
    Other current assets                          122,208            161,922

             Total current assets               2,374,523          2,122,120

Property, plant and equipment, net              2,122,899          2,190,888

Goodwill & Other Long Term Assets               1,971,776          1,960,954

Total assets                               $    6,469,198     $    6,273,962

Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                       $    1,244,119     $    1,106,860
    Current debt and obligations
     under capital leases                         143,518             99,463
    Other current liabilities                     451,078            420,888

             Total current
              liabilities                       1,838,715          1,627,211

Long-term debt and obligations under
 capital leases                                 1,509,119          1,578,867
Other liabilities and deferred income
 taxes                                            520,403            557,323

Total stockholders' equity                      2,600,961          2,510,561

Total liabilities and stockholders'
 equity                                    $    6,469,198     $    6,273,962

CONTACT: Investors: Yolanda Scharton, +1-952-828-4540, yolanda.scharton@supervalu.com, Media: Lynne High, +1-952-828-4515, lynne.high@supervalu.com /
Web site:  http://www.supervalu.com /